Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Cara Tocci
Vice President, Corporate Finance and Investor Relations	Vice President, Corporate Communications
Foot Locker, Inc.	Foot Locker, Inc.
jlance@footlocker.com	cara.tocci@footlocker.com
(212) 720-4600	(914) 582-0304

FOOT LOCKER, INC. COMPLETES ACQUISITION OF WSS

High-Growth Brand Serves Complementary, Rapidly Growing Hispanic Customer Base in Key Geographies and Brings Differentiated Real Estate and Product Mix to Foot Locker, Inc. Portfolio

NEW YORK, NY, September 20, 2021 – Foot Locker, Inc. (NYSE: FL) (“Foot Locker” or the “Company”), the New York-based specialty athletic retailer, today announced that it has completed its acquisition of Eurostar, Inc. (“WSS”), a U.S.-based athletic footwear and apparel retailer that primarily operates on the West Coast, for $750 million in cash, subject to customary adjustments.

Richard A. Johnson, Chairman and Chief Executive Officer of Foot Locker, said, “WSS is a highly complementary addition to our portfolio, and we are excited to officially welcome its team to the Foot Locker family. WSS brings an expanded and differentiated customer base rooted in the rapidly growing Hispanic community, diversifies and enhances our product mix, and strengthens our footprint with a 100% off-mall store fleet located in key markets. We look forward to building on WSS’ deep community connections, as we accelerate its growth and drive significant additional long-term value for our shareholders.”

WSS will maintain its name, operating as a new brand within Foot Locker’s portfolio and the Company is committed to developing the WSS team to continue to drive the organization’s success. In connection with the completion of the acquisition, Foot Locker also today announced the appointment of Anthony Aversa to Chief Operating Officer of WSS, effective immediately. He will report directly to Rick Mina, Senior Vice President & General Manager of WSS, and oversee the brand’s market planning, real estate, and customer experience functions. Aversa was previously the Vice President, Customer Experience of Foot Locker North America.

As previously announced, Foot Locker expects WSS to generate low double-digit sales growth annually and low double-digits to mid-teens EBITDA margins over the next five years and be accretive to EPS in fiscal year 2021. As previously reported on August 20, 2021, the Company anticipates that the acquisitions of WSS and atmos combined will be accretive to EPS in the range of $0.44 to $0.48 per share in 2022.

Advisors

Evercore served as financial advisor to Foot Locker, and Skadden, Arps, Slate, Meagher & Flom LLP served as its legal advisor. RW Baird served as financial advisor to WSS, and Manatt, Phelps and Phillips, LLP served as its legal advisor.

About Foot Locker, Inc.

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, WSS, Footaction, and Sidestep. With approximately 3,000 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York. For additional information please visit https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company's business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company's filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. The forward-looking statements contained in this press release are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001